Exhibit 99.1

Handy & Harman Ltd. Reports Financial Results for the First Quarter of 2011

WHITE PLAINS, N.Y. May 16, 2011 -- Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company") today reported financial results for the first quarter ended March 31, 2011.

HNH reported net income of $4.8 million on net sales of $157.0 million for the three months ended March 31, 2011, compared with a net loss of $2.7 million on net sales of $128.8 million for the three months ended March 31, 2010. Net income for the three months ended March 31, 2011 includes a $6.6 million gain on disposal of assets, net of tax, from discontinued operations. Basic and diluted net income per common share was $0.39 for the three months ended March 31, 2011, compared with a net loss of $0.23 per share in the same period of 2010.

“Demand for HNH’s products and services increased across all of the Company’s segments in the first quarter of 2011 versus the first quarter of 2010, resulting in 21.8% quarter-over-quarter sales growth,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of HNH. The Company also reported higher gross profit, and reduced selling, general and administrative expenses as a percentage of sales.

The Company generated Adjusted EBITDA of $15.4 million for the first quarter of 2011, as compared to $10.7 million for the same period in 2010, an increase of $4.7 million.  See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Financial Highlights:

Demand for the Company’s products and services increased in 2011 as compared to  2010 resulting in 21.8% quarter-over-quarter net sales growth.  The growth in net sales was due principally to strengthening in the markets served by the Company as well as higher silver prices during the current quarter. On a segment basis, Precious Metal net sales rose by 53.9% in the first quarter of 2011 compared with the same period of 2010, while Arlon Electronic Materials segment sales increased by 23.5%,  Engineered Materials segment sales were 13.3% higher, and Tubing segment sales increased by 9.1%. Sales growth of 3.0% was reported by Kasco Blades and Route Repair Services.

Most of the Company’s segments experienced improvements in income from continuing operations. Income from continuing operations improved $2.7 million to $8.2 million during the first quarter of 2011 compared to $5.5 million for the same period of 2010.  Improved income from continuing operations was primarily a result of $28.1 million higher sales from all segments and increased productivity.

Loss from continuing operations before tax was $0.3 million, as compared to a loss of $1.7 million in the 2010 quarter.  The 2011 quarter was negatively impacted by a non-cash asset impairment charge of $0.7 million, non-cash restricted stock expense of $0.9 million, a non-cash unrealized loss of $1.4 million related to the embedded derivative features of the Company’s subordinated notes payable with warrants, and a realized loss on precious metal derivative contracts that exceeded the 2010 period by $2.4 million due to higher silver market prices in the 2011 quarter. These items were partially offset by reduced interest expense due principally to lower interest rates as a result of the Company’s debt refinancing during the fourth quarter of 2010.

Net income from discontinued operations was $6.1 million for the three months ended March 31, 2011, as compared to a loss from discontinued operations of $0.5 million for the 2010 quarter.  The 2011 net income includes a $6.6 million gain on disposal of assets, net of tax.   On February 4, 2011, Arlon LLC (“Arlon”), an indirect wholly-owned subsidiary of HNH, sold substantially all of its assets and existing operations located primarily in the State of California related to its Adhesive Film Division for an aggregate sale price of $27.0 million.  Net proceeds of approximately $24.2 million from this sale were used to repay indebtedness under the Company’s revolving credit facility.  A gain on the sale of these assets of $11.8 million was recorded in the first quarter of 2011.

On March 25, 2011, Arlon and its subsidiaries sold substantially all of their assets and existing operations located primarily in the State of Texas related to Arlon’s Engineered Coated Products Division and SignTech subsidiary for an aggregate sale price of $2.5 million.  In addition, Arlon sold a coater machine to the same purchaser for a price of $0.5 million.  The Company recorded a loss of $5.0 million on the sale of these assets in the first quarter of 2011.  The net proceeds from these asset sales were used to repay indebtedness under the Company’s revolving credit facility.

The total gain as a result of these asset sales of $6.6 million, net of tax, is reported in discontinued operations in the consolidated statement of operations for the three months ended March 31, 2011.

Segment Operating Results

Precious Metal Segment

The Precious Metal segment net sales increased by $15.6 million, or 53.9%, to $44.6 million for the three months ended March 31, 2011, as compared to $29.0 million in 2010.  The increased sales were primarily driven by the increase in the average market price of silver during the first quarter of 2011 ($32.09 per troy oz.) as compared to the same period of 2010 ($16.94 per troy oz). The increase in silver prices accounted for approximately $9.7 million in higher sales, with the remaining increase due to higher volume in its served markets.

Segment operating income increased by $1.7 million from $2.7 million during the first quarter of 2010 to $4.5 million for the same period in 2011.  The increase was primarily driven by higher sales volume.  The Precious Metal segment gross profit margin was lower during the first quarter of 2011 as compared to the same period of 2010 primarily due to significantly higher silver prices which were partially offset by favorable manufacturing overhead absorption.

Tubing Segment

For the three months ended March 31, 2011, the Tubing segment sales increased by $2.0 million, or 9.1%, to $24.4 million, as compared to $22.4 million during the same period of 2010, resulting primarily from higher sales of large coil tubes driven by the petrochemical and ship building markets serviced from the Stainless Steel Tubing Group, which was partially offset by weakness from the refrigeration market serviced by the Specialty Tubing Group.

Segment operating income increased by $1.9 million on the higher sales, to $4.2 million for the three months ended March 31, 2011, as compared to $2.3 million for the same period in 2010, positively impacted by higher gross profit from more profitable product mix, favorable manufacturing overhead absorption, and improved efficiency.

Engineered Materials Segment

The Engineered Materials segment sales for the three months ended March 31, 2011 increased by $5.8 million, or 13.3%, to $49.4 million, as compared to $43.6 million during the same period in 2010. The incremental sales were primarily driven by higher volume of commercial roofing and branded fasteners.  Sales of electro-galvanized rolled sheet steel, electrical and gas connector products also improved during the first quarter 2011 compared to the same period of 2010.

Segment operating income increased by $0.6 million to $2.0 million for the three months ended March 31, 2011, as compared to $1.4 million for the same period of 2010.  The increase in operating income was principally the result of the higher sales volume, which was partially offset by lower gross margin as a result of higher raw material cost during the first quarter of 2011 compared to the same period of 2010.

Arlon Electronic Materials Segment

Arlon EM segment sales increased by $4.2 million, or 23.5%, to $22.0 million, for the three months ended March 31, 2011, as compared to $17.8 million for the same period of 2010. The sales increase was primarily due to increased sales of printed circuit board materials related to the telecommunications infrastructure in China, as well as increased sales of flex heater and coil insulation products for the general industrial market as a result of the economic rebound.

Segment operating income was $2.1 million for the three months ended March 31, 2011, which was flat compared to the same period of 2010.  Gross margin improved primarily due to favorable product mix.  Gross margin from Thermoset products were lower during the first quarter of 2011 compared to the same period of 2010 due to higher raw material cost.  In addition, the Arlon EM segment recorded a non-cash asset impairment charge of $0.7 million during the first quarter of 2011 related to certain unused land it owns in Rancho Cucamonga, California.

Kasco Blades and Route Repair Services Segment

Kasco segment sales improved by $0.5 million, or 3.0%, for the three months ended March 31, 2011 from $16.0 million during the first quarter of 2010 to $16.5 million during the same period of 2011, primarily from its route business in the United States.

Operating income for the Kasco segment was $1.0 million for the first quarter of 2011, as compared to $1.2 million for the same period of 2010. Gross profit margins were comparable during the first quarter of 2011 compared to the same period of 2010.  The lower operating income from the segment was primarily driven by higher fuel costs.

Note Regarding Use of Non-GAAP Financial Measurements:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business and its financial condition. The Company defines Adjusted EBITDA as net income or loss from continuing operations before the effects of realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and non-cash pension expense or credit, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and any LIFO liquidations of its precious metal inventory;
•	Adjusted EBITDA does not reflect the Company’s interest expense;
•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;
•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include pension expense; and
•	Adjusted EBITDA does not include discontinued operations.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to net income from continuing operations, and that reconciliation is set forth below.  Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Our Company

Handy & Harman Ltd. is a diversified global industrial company delivering value through the HNH Business System which drives innovation, operating excellence and superior customer service. HNH and its affiliated companies employ over 1,800 people at 29 locations in seven countries.

Our companies are organized into five businesses: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer's representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include blade products and repair services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol HNH.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects and opportunities.  HNH has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2011 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2010 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

CONTACT:	Handy & Harman Ltd.
Glen Kassan, Vice Chairman of the Board
and Chief Executive Officer
914-461-1260

HANDY & HARMAN Ltd.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months ended March 31,
	2011	2010

(in thousands except per share)

Net sales	$156,995	$128,846
Cost of goods sold	116,825	95,434
Gross profit	40,170	33,412

Selling, general and administrative expenses	30,162	26,812
Pension expense	1,125	1,113
Asset impairment charge	690	-
Income from continuing operations	8,193	5,487
Other:
Interest expense	4,332	6,631
Realized and unrealized loss on derivatives	4,164	323
Other expense (income)	(31)	195
Loss from continuing operations before tax	(272)	(1,662)
Tax provision	1,006	614
Loss from continuing operations, net of tax	(1,278)	(2,276)

Discontinued Operations:
Loss from discontinued operations, net of tax	(485)	(468)
Gain on disposal of assets, net of tax	6,585	-
Net income (loss) from discontinued operations	6,100	(468)

Net income (loss)	$4,822	$(2,744)

Basic and diluted per share of common stock

Loss from continuing operations, net of tax	$(0.10)	$(0.19)
Discontinued operations, net of tax	0.49	(0.04)
Net income (loss)	$0.39	$(0.23)

Weighted average number of common shares outstanding	12,277	12,179

 HANDY & HARMAN Ltd.
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Dollars and shares in thousands)	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,309	$8,762
Trade and other receivables - net of allowance for doubtful accounts of $2,324 and $2,318, respectively	95,465	70,345
Inventories	59,767	50,320
Deferred income taxes	1,334	1,238
Other current assets	9,122	9,153
Current assets of discontinued operations	-	23,162
Total current assets	173,997	162,980

Property, plant and equipment at cost, less accumulated depreciation and amortization	76,338	78,223
Goodwill	65,564	63,917
Other intangibles, net	37,047	31,538
Other non-current assets	19,253	14,946
Non-current assets of discontinued operations	-	1,944
	$372,199	$353,548

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Trade payables	$51,540	$38,273
Accrued liabilities	35,328	33,832
Accrued environmental liability	5,958	6,113
Accrued interest - related party	493	411
Short-term debt	46,879	42,890
Current portion of long-term debt	4,452	4,452
Deferred income taxes	355	355
Current portion of pension liability	15,800	14,900
Current liabilities of discontinued operations	-	6,435
Total current liabilities	160,805	147,661

Long-term debt	91,917	91,417
Long-term debt - related party	32,653	32,547
Long-term interest accrual - related party	329	-
Accrued pension liability	96,768	98,425
Other employee benefit liabilities	4,418	4,429
Deferred income taxes	4,220	3,988
Other liabilities	4,961	4,941
Long-term liabilities of discontinued operations	-	300
	396,071	383,708
Commitments and Contingencies

Stockholders' Deficit:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock - $.01 par value; authorized 180,000 shares; issued and outstanding 12,654 and 12,179 shares, respectively	127	122
Accumulated other comprehensive loss	(135,108)	(135,865)
Additional paid-in capital	553,548	552,844
Accumulated deficit	(442,439)	(447,261)
Total stockholders' deficit	(23,872)	(30,160)
	$372,199	$353,548

HANDY & HARMAN Ltd.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
(in thousands)	2011	2010
Cash flows from operating activities:
Net income (loss)	$4,822	$(2,744)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities, net of acquisitions:
Depreciation and amortization	3,877	4,163
Non-cash stock based compensation	923	12
Amortization of debt related costs	558	288
Accrued interest not paid in cash	777	2,922
Deferred income taxes	87	(8)
Asset impairment charge	690	-
Unrealized losses on derivatives	1,484	67
Reclassification of net cash settlements on precious metal contracts to investing activities	2,794	256
Net cash provided by (used in) operating activities of discontinued operations, including non-cash gain on sale of assets	(9,471)	322
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	(20,981)	(13,031)
Inventories	(7,996)	(4,346)
Other current assets	(500)	(52)
Accrued interest expense-related party	89	382
Other current liabilities	4,383	6,440
Other items-net	(360)	278
Net cash used in operating activities	(18,824)	(5,051)
Cash flows from investing activities:
Plant additions and improvements	(2,381)	(2,674)
Net cash settlements on precious metal contracts	(2,794)	(256)
Acquisition	(8,761)	-
Proceeds from sales of assets	-	13
Net cash provided by sales of assets of discontinued operations	26,543	-
Net cash provided by (used in) investing activities	12,607	(2,917)
Cash flows from financing activities:
Net revolver proceeds	3,727	11,681
Net proceeds of loans - foreign	758	-
Repayments of term loans	(1,460)	(3,004)
Deferred finance charges	(204)	-
Net change in overdrafts	2,804	(757)
Other	(39)	(48)
Net cash provided by financing activities	5,586	7,872
Net change for the period	(631)	(96)
Effect of exchange rate changes on net cash	178	(114)
Cash and cash equivalents at beginning of period	8,762	8,796
Cash and cash equivalents at end of period	$8,309	$8,586

 HANDY & HARMAN Ltd.
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended
(in thousands)	March 31,
	2011	2010

Net Sales:
Precious Metal	$44,646	$29,010
Tubing	24,398	22,354
Engineered Materials	49,394	43,603
Arlon Electronic Materials	22,029	17,835
Kasco	16,528	16,044
Total net sales	$156,995	$128,846

Segment operating income:
Precious Metal	4,461	2,722
Tubing	4,203	2,344
Engineered Materials	1,987	1,354
Arlon Electronic Materials (a)	2,071	2,063
Kasco	968	1,159
Total	$13,690	$9,642

Unallocated corporate expenses & non operating units	(4,371)	(3,059)
Unallocated pension expense	(1,125)	(1,095)
Loss on disposal of assets	(1)	(1)
Income from continuing operations	$8,193	$5,487

Interest expense	(4,332)	(6,631)
Realized and unrealized loss on derivatives	(4,164)	(323)
Other (expenses) income	31	(195)
Loss from continuing operations before income taxes	$(272)	$(1,662)

a) The segment operating income of the Arlon EM segment for the three months ended March 31, 2011 includes an asset impairment charge of $0.7 million to write down certain unused land located in Rancho Cucamonga, California to fair value.

Supplemental Non-GAAP Disclosures
EBITDA and Adjusted EBITDA
(Unaudited)

		Three Months Ended March 31,
		2011	2010
		( in thousands)

	Loss from continuing operations, net of tax	$(1,278)	$(2,276)
	Add (Deduct):
	Income tax provision	1,006	613
	Interest expense, Net	4,332	6,631
	Unrealized loss on embedded derivatives related to subordinated notes	1,431	-
a)	Loss on derivative contracts for precious metal inventory valued at LIFO	2,733	323
a)	Non-cash adjustment of the valuation of precious metal inventory	271	(13)
	Depreciation/amortization expense	3,877	4,167
	Non-cash pension and OPEB expense	1,130	1,126
	Non-cash asset impairment charge	690	-
	Non cash restricted stock/option expense	923	12
	Other, net	329	106
	Adjusted EBITDA	$15,444	$10,689

a)
H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  As these derivatives are not designated as accounting hedges under ASC 815, “Accounting for Derivative Instruments and Hedging Activities”, they are accounted for as derivatives with no hedge designation.  The derivatives are marked to market and both realized and unrealized gains and losses are recorded in current period earnings in the Company's consolidated statement of operations.  Such gains and losses are recorded on separate lines of the statement of operations.

SOURCE:     Handy & Harman Ltd.